Exhibit (a)(5)(lxxvii)

Rebuttal to Airgas’
November 26, 2010
Presentation
December 9, 2010

ADDITIONAL INFORMATION
On February 11, 2010, Air Products Distribution, Inc. (“Purchaser”), a wholly owned subsidiary of Air Products and Chemicals, Inc. (“Air Products”), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. (“Airgas”) not already owned by Air
Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of
February 11, 2010 (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the cash tender offer is $70.00 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The offer is scheduled to expire at midnight, New York City time, on Friday,
January 14, 2011, unless further amended in the manner set forth in the Schedule TO.
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO
(including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by
Air Products with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2010.
INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND
OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE
THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at
http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-
5500 or toll-free at 800-322-2885.

Most Recent “Fundamentals of Shareholder Value”
Presentation from Airgas is Flawed and Misleading
Airgas’ Premium Analysis -- Flawed
● Airgas’ “comparable transactions” analysis is fundamentally flawed
 – Includes transactions in industries that have completely different business profiles than
 Airgas
 ● Technology
 ● Telecommunications
 ● Branded consumer products
 – Includes transactions that were never completed and transactions that included stock consideration
 – Stated median premium of 42.8% drops to 31.9% when acquisitions involving high growth technology companies, withdrawn transactions and transactions including stock consideration are excluded
 – Median premium for all-cash U.S. deals over $1 billion in the last 10 years is 25.1%(1)
 – Our $70.00 all-cash offer represents a 60.8% premium to Airgas’ unaffected stock price
Source: Dealogic Analytics; FactSet
Note: (1) Data represents median of U.S. all-cash deals over $1 billion from 01/01/01 - 11/30/10; excludes asset sales, merger of equals, financial institutions, related party transactions, financial sponsor transactions; management buy-outs and distressed transactions; premiums are calculated relative to the closing price one-day prior to the announcement

Most Recent “Fundamentals of Shareholder Value”
Presentation from Airgas is Flawed and Misleading
Airgas’ Comparison to Peer Companies -- Flawed
● Airgas has historically traded at a significant multiple discount to Air Liquide, Linde and
 Praxair -- and for compelling reasons
 – ~7% discount on a P/E basis and ~15% discount on an EV/EBITDA basis over a three year average
 – Airgas is a different business, commanding a lower market multiple
 ● These “peers” are global industrial gas companies with more than two-thirds of their businesses focused on the liquid bulk and tonnage modes of supply
 ● These businesses have grown faster and have had better returns and margin profiles than the packaged gas business that is Airgas’ primary focus; these trends are expected to continue
 ● These “peers” are also geographically diversified with significant exposure to high growth emerging markets and attractive customer segments -- Airgas is focused on the U.S., a market growing at less than half the rate of emerging markets

Most Recent “Fundamentals of Shareholder Value”
Presentation from Airgas is Flawed and Misleading
Airgas’ U.S. Economic Growth Assumptions -- Aggressive and Unrealistic
● Airgas’ standalone plan requires the pace of the current U.S. economic recovery to accelerate significantly, contrary to current market expectations
 – Airgas’ presentation suggests that the current economic recovery will be comparable to the recovery after the 2001-2003 downturn despite contradictory facts
 ● 3.6% GDP growth in 2004 and 3.1% GDP growth in 2005 compared with consensus estimates (as cited by Airgas) of 2.7% GDP growth in 2010 and 2.5%
 GDP growth in 2011
 – Airgas’ own financial advisors are demonstrably less bullish - as of the date of
 Airgas’ presentation, Goldman Sachs and Bank of America Merrill Lynch projected
 GDP growth rates of only 1.9% and 1.8%, respectively, in 2011, compared with the
 Bloomberg consensus estimate of 2.5% that Airgas highlights
Airgas’ Focus on Air Products Earnings Impact -- Irrelevant
● Airgas’ presentation repeatedly points to the level of EPS accretion to
 Air Products resulting from the transaction
 – The pro forma impact to Air Products has nothing to do with the fundamental value of Airgas